                                                                     Exhibit 5

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                            Milwaukee, WI 53202-4497



                                                              April 27, 2000



Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201

         Re: WICOR, Inc. 1987 Stock Option Plan, 1992 Director Stock Option Plan and 1994 Long-Term Performance Plan

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Wisconsin Energy Corporation (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 4,619,969 shares of Common Stock, par value $.01 per share ("Shares"), of the Company upon the exercise of stock options outstanding under WICOR, Inc.'s ("WICOR") 1987 Stock Option Plan, 1992 Director Stock Option Plan and 1994 Long-Term Performance Plan, each as amended (collectively, the "Plans"), which were assumed by the Company and converted into options to acquire Common Stock of the Company pursuant to the Agreement and Plan of Merger by and among the Company, WICOR and CEW Acquisition, Inc. ("Acquisition"), a wholly owned subsidiary of the Company, dated as of June 27, 1999, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, WICOR became a wholly owned subsidiary of the Company through the merger of Acquisition with and into WICOR on April 26, 2000 (the "Merger"). Under the Merger Agreement, each option to purchase WICOR Common Stock, par value $1.00 per share ("WICOR Common Stock"), outstanding under the Plans at the effective time of the Merger (a "WICOR Option") was assumed by the Company and converted into an option to purchase shares of Company Common Stock on terms adjusted to reflect the Exchange Ratio under the Merger Agreement of 1.5194 shares of Company Common Stock for each share of WICOR Common Stock.

         We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Merger Agreement; (iv) the Plans; (v) the corporate proceedings relating to the authorization for the issuance of the Shares in accordance with the Merger Agreement; and (vi) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

         On the basis of the foregoing, we advise you that, in our opinion:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. The Shares to be sold from time to time upon the exercise of the WICOR Options assumed under the Plans which are original issuance or treasury shares, when issued and paid for as contemplated by the Registration Statement, the WICOR Option agreements, as assumed and adjusted in

Wisconsin Energy Corporation
April 27, 2000
Page 2


                  accordance with the Merger Agreement, and the Plans, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

         Larry J. Martin, a partner in our firm, serves as General Counsel of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.


                                   Very truly yours,

                                   /s/ Quarles & Brady LLP

                                   QUARLES & BRADY LLP